SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of November 10, 2017 by and between Ranger Funds Investment Trust (the “Client”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of July 1, 2019 (the “Effective Date”).

WHEREAS, Client and Foreside (“Parties”) desire to amend Exhibit A to the Agreement to reflect the addition of one Fund and the deletion of one Fund; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.

Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the Exhibit A attached hereto to reflect the addition of the RG Tactical Market Neutral Fund, and the deletion of Ranger International Fund.

3.

Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.

This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

RANGER FUNDS INVESTMENT TRUST

FORESIDE FUND SERVICES, LLC

By:__/s/ Nim Hacker_______

By: __/s/ Mark A. Fairbanks_______

      Nim Hacker, Authorized Signatory

      Mark A. Fairbanks, Vice President

EXHIBIT A

As of July 1, 2019

Fund Names

Ranger Small Cap Fund

Ranger Quest for Income and Growth Fund

Ranger Micro-Cap Fund

RG Tactical Market Neutral Fund